Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Member of Wisconsin Gas LLC:

We consent to the incorporation by reference in Registration Statement No. 333-107694 on Form S-3 of our report dated March 4, 2005 relating to the financial statements of Wisconsin Gas LLC (formerly Wisconsin Gas Company), appearing in this Annual Report on Form 10-K of Wisconsin Gas LLC for the year ended December 31, 2004. Our report on the financial statements expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the adoption on January 1, 2002 of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Milwaukee, Wisconsin

March 9, 2005